Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Third Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.73

Highlights:

•	Energy Production Systems’ operating profit up 38 percent to a record $140.4 million

•	Total company backlog at $3.0 billion, including subsea backlog of $2.4 billion

•	Guidance for 2009 raised, company estimates fourth quarter diluted earnings per share of $0.70 to $0.75

HOUSTON, October 27, 2009 – FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2009 revenue from continuing operations of $1.1 billion. Diluted earnings per share from continuing operations were $0.73, up one percent from $0.72 in the prior-year quarter.

Led by higher operating margin and volume in subsea systems, third quarter operating profit in Energy Production Systems increased 38 percent from the third quarter of 2008 to a record $140.4 million.

Total backlog for the company remained strong, ending the third quarter at $3.0 billion including $2.4 billion in subsea systems.

“Our execution of projects in backlog continued at the level we saw in the second quarter,” said Peter D. Kinnear, Chairman, President and Chief Executive Officer. “As a result of our strong third quarter and our outlook for the fourth quarter, we are raising our 2009 guidance. We estimate our fourth quarter 2009 diluted earnings per share from continuing operations to be in a range of $0.70 to $0.75. Additionally, we were excited to announce two acquisitions during the quarter that will add to the technology that provides value to our customers.”

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FMC Technologies Reports Third Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.73	2

Energy Production Systems

Energy Production Systems’ third quarter revenue of $926.9 million increased three percent from the prior-year quarter. Revenue for subsea systems was $770 million for the third quarter, up seven percent from the prior-year quarter. Surface wellhead revenue was down 11 percent from the third quarter of 2008 but was flat compared to the second quarter of 2009.

Energy Production Systems’ record operating profit of $140.4 million increased 38 percent over the prior-year quarter and the operating margin reached 15.1 percent. The increase in operating profit was primarily due to higher operating margins across the segment and increased volume in subsea systems.

Energy Production Systems’ inbound orders for the third quarter were $841.6 million, including subsea systems orders of $715 million. Backlog for Energy Production Systems was $2.7 billion, including $2.4 billion in subsea backlog at the end of the third quarter.

Energy Processing Systems

Energy Processing Systems’ third quarter revenue of $166.2 million was 27 percent lower than the prior-year quarter and five percent lower than the second quarter of 2009. The revenue decrease came primarily from the fluid control business, which continues to be impacted by the reduction in North American pressure pumping activity, and from the material handling business, which has several projects nearing completion.

Energy Processing Systems’ third quarter operating profit of $24.8 million was down 42 percent from the prior-year quarter primarily driven by lower volume and operating margin in the fluid control business.

Energy Processing Systems’ inbound orders were $140.8 million for the third quarter, and its backlog finished the quarter at $226.7 million.

Corporate Items

Corporate expense in the third quarter was $9.3 million, a decrease of $0.6 million from the prior-year quarter.

Other expense, net, was $21.0 million, an increase of $25.0 million from the prior-year quarter. Net foreign exchange losses in the quarter totaled $5.8 million compared to a net gain of $4.7 million in the third quarter of 2008. Additionally, the company had an increased liability of $2.1 million associated with company stock held in its non-qualified savings plan compared to a gain of $5.2 million in the prior-year quarter.

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FMC Technologies Reports Third Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.73	3

The company ended the quarter with net cash of $78.0 million. Net interest expense was $2.1 million in the quarter.

The company repurchased 917 thousand shares of common stock in the quarter for $38.5 million and now has 5.8 million shares remaining in its stock repurchase authorization.

Depreciation and amortization for the third quarter was $24.6 million, up $3.8 million from the previous quarter, and capital expenditures totaled $21.1 million.

The company recorded an effective tax rate of 31.3 percent for the third quarter.

During the quarter, the company announced the signing of definitive agreements to acquire Direct Drive Systems, Inc. (DDS) for approximately $120 million and Multi Phase Meters AS (MPM) for approximately $30 million plus an earn out. The MPM acquisition closed on October 20, 2009, while the DDS acquisition is expected to close in the fourth quarter of 2009.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.73, up one percent from the prior-year quarter. Energy Production Systems’ operating profit was up 38 percent over the third quarter of 2008 to a record $140.4 million. Total company backlog was $3.0 billion at the end of the quarter, including $2.4 billion in subsea systems.

The company increased its guidance for 2009. It estimates fourth quarter 2009 diluted earnings per share from continuing operations to be in a range of $0.70 to $0.75.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2008, FMC Technologies has approximately 10,400 employees and operates 19 manufacturing facilities in 14 countries. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its third quarter 2009 conference call at 9:00 a.m. EDT on Wednesday, October 28, 2009. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Revenue	$1,088.4	$1,127.6	$3,245.2	$3,345.8

Costs and expenses	947.2	982.6	2,851.5	2,955.4

	141.2	145.0	393.7	390.4

Other expense, net	(5.7)	(6.2)	(2.4)	(11.5)

Income before net interest expense and income taxes	135.5	138.8	391.3	378.9
Net interest expense	(2.1)	(0.9)	(6.5)	(0.8)

Income from continuing operations before income taxes	133.4	137.9	384.8	378.1
Provision for income taxes	41.6	45.1	114.8	117.7

Income from continuing operations	91.8	92.8	270.0	260.4
Income (loss) from discontinued operations, net of income taxes	0.4	(9.7)	0.2	11.0

Net Income	92.2	83.1	270.2	271.4
Less: net income attributable to noncontrolling interests	(0.6)	(0.4)	(1.6)	(1.4)

Net income attributable to FMC Technologies, Inc.	$91.6	$82.7	$268.6	$270.0

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.74	$0.73	$2.15	$2.01
Income (loss) from discontinued operations	-	(0.08)	-	0.09

Basic earnings per share	$0.74	$0.65	$2.15	$2.10

Basic weighted average shares outstanding	123.3	127.0	124.7	128.5

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.73	$0.72	$2.13	$1.99
Income (loss) from discontinued operations	-	(0.08)	-	0.08

Diluted earnings per share	$0.73	$0.64	$2.13	$2.07

Diluted weighted average shares outstanding	124.7	129.0	126.1	130.5

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$91.2	$92.4	$268.4	$259.0
Income (loss) from discontinued operations	0.4	(9.7)	0.2	11.0

Net income attributable to FMC Technologies, Inc.	$91.6	$82.7	$268.6	$270.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Revenue

Energy Production Systems	$926.9	$896.2	$2,733.1	$2,697.9
Energy Processing Systems	166.2	229.0	521.3	653.6
Other revenue (1) and intercompany eliminations	(4.7)	2.4	(9.2)	(5.7)

	$1,088.4	$1,127.6	$3,245.2	$3,345.8

Income before income taxes

Segment operating profit
Energy Production Systems	$140.4	$101.6	$384.9	$301.6
Energy Processing Systems	24.8	42.7	81.8	124.8

Total segment operating profit	165.2	144.3	466.7	426.4

Corporate items
Corporate expense	(9.3)	(9.9)	(25.2)	(28.4)
Other revenue and other expense, net (1)	(21.0)	4.0	(51.8)	(20.5)
Net interest expense	(2.1)	(0.9)	(6.5)	(0.8)

Total corporate items	(32.4)	(6.8)	(83.5)	(49.7)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$132.8	$137.5	$383.2	$376.7

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Inbound Orders

Energy Production Systems	$841.6	$551.3	$2,124.9	$2,451.7
Energy Processing Systems	140.8	237.2	434.8	698.5

Subtotal Energy Systems	982.4	788.5	2,559.7	3,150.2
Intercompany eliminations	(4.1)	3.5	(7.0)	(4.4)

Total inbound orders	$978.3	$792.0	$2,552.7	$3,145.8

	September 30
	2009	2008
Order Backlog
Energy Production Systems	$2,736.8	$3,916.4
Energy Processing Systems	226.7	375.4

Subtotal Energy Systems	2,963.5	4,291.8
Intercompany eliminations	(4.1)	(1.1)

Total order backlog	$2,959.4	$4,290.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2009 (Unaudited)	December 31, 2008

Cash and cash equivalents	$397.4	$340.1
Trade receivables, net	935.1	996.1
Inventories	609.4	559.3
Other current assets	383.4	542.8

Total current assets	2,325.3	2,438.3

Property, plant and equipment, net	564.2	494.9
Goodwill	144.7	128.7
Intangible assets, net	66.7	70.2
Investments	140.5	151.2
Other assets	189.7	297.6

Total assets	$3,431.1	$3,580.9

Short-term debt and current portion of long-term debt	$9.5	$23.0
Accounts payable, trade	350.5	439.8
Advance payments and progress billings	761.4	770.3
Other current liabilities	634.7	726.7
Liabilities of discontinued operations	2.2	3.5

Total current liabilities	1,758.3	1,963.3

Long-term debt, less current portion	309.9	472.0
Other liabilities	345.7	446.9
Common stock	1.4	1.4
Other FMC Technologies, Inc. stockholders’ equity	1,005.9	689.0
Noncontrolling interest in consolidated companies	9.9	8.3

Total liabilities and equity	$3,431.1	$3,580.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30
	2009	2008

Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$268.4	$259.0
Depreciation and amortization	64.7	53.4
Trade accounts receivable, net	143.4	(167.3)
Inventories	(22.5)	(69.0)
Accounts payable, trade	(132.1)	25.2
Advance payments and progress billings	(83.7)	148.5
Other	177.1	(35.0)

Net cash provided by operating activities of continuing operations	415.3	214.8

Cash required by operating activities of discontinued operations	(1.2)	(9.5)

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(76.0)	(117.8)
Proceeds on disposal of assets and other	18.8	3.1

Net cash required by investing activities of continuing operations	(57.2)	(114.7)

Cash required by investing activities of discontinued operations	-	(4.7)

Cash provided (required) by financing activities:
Net (repayment) issuance of debt	(176.8)	246.4
Issuance of capital stock	1.4	4.9
Purchase of stock held in treasury	(134.2)	(324.0)
Proceeds from spin-off of JBT Corporation	-	157.8
Other	(7.2)	4.8

Net cash provided (required) by financing activities	(316.8)	89.9

Effect of changes in foreign exchange rates on cash and cash equivalents	17.2	0.7

Increase in cash and cash equivalents	57.3	176.5

Cash and cash equivalents, beginning of period	340.1	129.5

Cash and cash equivalents, end of period	$397.4	$306.0